Exhibit 99.1

MEDLEY MANAGEMENT INC. REPORTS AUM OVER $5 BILLION, DECLARES $0.20 PER SHARE DIVIDEND AND REPORTS FIRST QUARTER 2016 RESULTS

NEW YORK, May 12, 2016 (GLOBE NEWSWIRE) -- Medley Management Inc. (NYSE: MDLY) today reported its financial results for its first quarter ended March 31, 2016.

Highlights

•	Total assets under management were $5.0 billion as of March 31, 2016

•	Fee earning assets under management were $3.2 billion as of March 31, 2016

•	Core Net Income Per Share was $0.13 for Q1 2016

•	Declared $0.20 per share dividend for Q1 2016 payable on June 2, 2016

•	U.S. GAAP net income attributable to Medley Management Inc. was $(0.01) per share for Q1 2016

“In the first quarter of 2016, our assets under management grew by 5% to $5 billion, or 28% year over year.  With substantial capital available to invest and planned new product expansion we are well positioned for growth in the quarters and years ahead,” said Brook Taube, Co-CEO of Medley.

Results of Operations for the Three Months Ended March 31, 2016

Total revenues decreased by 31%, or $7.9 million, for the three months ended March 31, 2016 compared to the same period in 2015. This decrease was primarily due to a reversal in performance fee revenue of $0.6 million for the three months ended March 31, 2016 compared to an accrual of performance fee revenue of $6.3 million for the same period in 2015. Exclusive of performance fees, total revenues would have decreased by 5%, or $1.0 million, to $18.2 million compared to the same period in 2015.

Total expenses increased by 16% or, $1.9 million, to $13.8 million for the three months ended March 31, 2016 compared to the same period in 2015. The increase was due primarily to an increase in general, administrative and other expenses as a result of higher expense support agreement expenses related to Sierra Income Corporation, one of our permanent capital vehicles.

Total other expense, net increased by $0.5 million to $2.6 million for the three months ended March 31, 2016 compared to the same period in 2015. The increase was due primarily to an increase in expense associated with our revenue share payable.

Pre-Tax Core Net Income decreased by $6.5 million, to $6.8 million for the three months ended March 31, 2016 compared to the same period in 2015. Core Net Income Per Share was $0.13 for the three months ended March 31, 2016 compared to $0.25 for the same period in 2015. Exclusive of the impact of performance fees1, Pre-Tax Core Net Income would have decreased by $1.1 million to $7.3 million for the three months ended March 31, 2016 compared to the same period in 2015 and Core Net Income Per Share would have been $0.14 for the three months ended March 31, 2016 compared to $0.16 for the same period in 2015.

Core EBITDA decreased by $6.4 million to $9.1 million for the three months ended March 31, 2016 compared to the same period in 2015. Exclusive of the impact of performance fees1, Core EBITDA would have decreased by $0.9 million to $9.6 million for the three months ended March 31, 2016, compared to the same period in 2015.

Investor Contact:

Sam Anderson

Medley Management Inc.

212.759.0777

Media Contact:

Liz Bruce

Fitzroy Communications

212.498.9197

1 The impact of performance fees on our income statement includes the impact of performance fee revenue, performance fee compensation and the portion of net income attributable to non-controlling interest in consolidated subsidiaries relating to performance fee revenue.

Key Performance Indicators:

	For the Three Months Ended
	March 31,
	(unaudited)
	2016	2015
	(Amounts in thousands, except AUM,
	share and per share amounts)
Consolidated Financial Data:
Net income attributable to Medley Management Inc. and non-controlling interests in Medley LLC	$773	$9,077

Non-GAAP Data:
Pre-Tax Core Net Income (1)	$6,761	$13,266
Core Net Income (1)	5,965	11,767
Core EBITDA (2)	9,067	15,462
Core Net Income Per Share (3)	$0.13	$0.25
Core Net Income Margin (4)	21.9%	29.7%
Pro-Forma Weighted Average Shares Outstanding (5)	30,403,893	30,475,937

Other Data (at period end, in millions):
AUM	$5,012	$3,924
Fee Earning AUM	3,169	3,165

(1)	Pre-Tax Core Net Income is calculated as Core Net Income before income taxes. Core Net Income reflects net income attributable to Medley Management Inc. and net income attributable to non-controlling interests in Medley LLC adjusted to exclude reimbursable expenses associated with the launch of funds, certain one-time severance costs and stock-based compensation associated with restricted stock units that were granted in connection with our IPO. Please refer to the reconciliation of Core Net Income to Net income attributable to Medley Management Inc. and non-controlling interests in Medley LLC in Exhibit B for additional details.

(2)	Core EBITDA is calculated as Core Net Income before interest expense, income taxes and depreciation. Please refer to the reconciliation of Core EBITDA to Net income attributable to Medley Management Inc. and non-controlling interests in Medley LLC in Exhibit B for additional details.

(3)	Core Net Income Per Share is calculated as Core Net Income, adjusted for the income tax effect of assuming that all of our pre-tax earnings were subject to federal, state and local corporate income taxes, divided by Pro-Forma Weighted Average Shares Outstanding (as defined below). We assumed an effective corporate tax rate of 43.0% for all periods presented. Please refer to the calculation of Core Net Income Per Share in Exhibit C for additional details.

(4)	Core Net Income Margin equals Core Net Income Per Share divided by total revenue per share.

(5)	The calculation of Pro-Forma Weighted Average Shares Outstanding assumes the conversion by the pre-IPO holders of 23,333,333 Medley LLC units for 23,333,333 shares of Class A common stock at the beginning of each period presented, as well as the vesting of the weighted average number of restricted stock units during each of the periods presented. Please refer to Exhibit C for additional details.

Fee Earning AUM

The table below presents the year-to-date roll forward of our total fee earning AUM:

				% of AUM
	Permanent	Long-dated		Permanent	Long-dated
	Capital	Private Funds		Capital	Private Funds
	Vehicles	and SMAs	Total	Vehicles	and SMAs
	(Dollars in millions)
Ending balance, December 31, 2015	$2,238	$1,064	$3,302	68%	32%
Commitments	(41)	32	(9)
Capital reduction	(10)	-	(10)
Distributions	(34)	(76)	(110)
Change in fund value	6	(10)	(4)
Ending balance, March 31, 2016	$2,159	$1,010	$3,169	68%	32%

Total fee earning AUM decreased by 4%, or $134 million, to $3.2 billion at March 31, 2016 compared to December 31, 2015. The permanent capital vehicles’ share of fee earning AUM remained consistent at 68% as of March 31, 2016 compared to December 31, 2015.

Dividend Declaration

On May 10, 2016, the Company’s Board of Directors declared a quarterly dividend of $0.20 per share of Class A common stock, for the first quarter 2016, payable on June 2, 2016, to shareholders of record of the Company’s Class A common stock as of the close of business on May 24, 2016.

Conference Call and Webcast Information

We will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Thursday May 12, 2016 to discuss our first quarter 2016 financial results.

All interested parties may participate in the conference call by dialing (877) 524-5743 approximately 5-10 minutes prior to the call. International callers should dial (615) 247-0088. Participants should reference Medley Management Inc. and the participant passcode of 95974060 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the Company’s website, http://www.mdly.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Company's website.

About Medley

Medley is an asset management firm offering yield solutions to retail and institutional investors. Medley's national direct origination franchise, with over 80 people, is a premier provider of capital to the middle market in the U.S. Medley has over $5 billion of assets under management in two business development companies, Medley Capital Corporation (NYSE:MCC) and Sierra Income Corporation, as well as private investment vehicles. Over the past 14 years, we have provided in excess of $6 billion of capital to over 300 companies across 35 industries in North America. For additional information, please visit Medley Management Inc. at www.mdly.com.

Forward-Looking Statements

Statements included herein may contain "forward-looking statements". Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission, including those described in the section “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Except as required by law, the Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements made herein speak only as of the date of this press release.

Non-GAAP Financial Measures

We make reference to certain non-GAAP financial measures in this press release. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP is contained in the tables attached hereto.

Non-GAAP measures used by management include Pre-Tax Core Net Income, Core Net Income, Core EBITDA, Core Net Income Per Share and Core Net Income Margin. Management uses these non-GAAP measures to assess the performance of our business and believes that these non-GAAP measures also provide investors with useful information to evaluate our performance. These non-GAAP measures supplement and should be considered in addition to and not in lieu of our consolidated results of operations calculated and presented in accordance with U.S. GAAP.

This press release does not constitute an offer for any Medley fund.

Available Information

Medley Management Inc.’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available at www.mdly.com.

Exhibit A. Condensed Consolidated Statements of Operations of Medley Management Inc.

	For the Three Months Ended
	March 31,
	(unaudited)
	2016	2015
	(Amounts in thousands, except share
	and per share data)
Revenues
Management fees	$16,263	$17,520
Performance fees	(591)	6,336
Other revenues and fees	1,899	1,624
Total revenues	17,571	25,480

Expenses
Compensation and benefits	5,868	7,221
Performance fee compensation	(71)	112
General, administrative and other expenses	7,979	4,507
Total expenses	13,776	11,840

Other income (expense)
Dividend income	222	222
Interest expense	(2,118)	(2,085)
Other expenses, net	(751)	(262)
Total other expense, net	(2,647)	(2,125)
Income before income taxes	1,148	11,515
Provision for (benefit from) income taxes	112	1,148
Net income	1,036	10,367
Net income (loss) attributable to non-controlling interests in consolidated subsidiaries	263	1,290
Net income attributable to non-controlling interests in Medley LLC	679	7,803
Net income attributable to Medley Management Inc.	$94	$1,274

Net income (loss) per Class A common stock:
Basic	$(0.01)	$0.19
Diluted	$(0.01)	$0.19
Weighted average shares - Basic and Diluted	5,851,129	6,000,000

Exhibit B. Reconciliation of Core Net Income and Core EBITDA to Net income attributable to Medley Management Inc. and non-controlling interests in Medley LLC

	For the Three Months Ended
	March 31,
	(unaudited)
	2016	2015
	(Amounts in thousands)

Net income attributable to Medley Management Inc.	$94	$1,274
Net income attributable to non-controlling interests in Medley LLC	679	7,803
Net income attributable to Medley Management Inc. and non-controlling interests in Medley LLC	773	9,077
Reimbursable fund startup expenses (1)	4,597	1,923
Severance expense (1)	-	121
IPO date award stock-based compensation (1)	595	646
Core Net Income	$5,965	$11,767
Interest expense	2,118	2,085
Income taxes	796	1,499
Depreciation and amortization	188	111
Core EBITDA	$9,067	$15,462

(1)	Amounts are presented net of income taxes.

Exhibit C. Calculation of Core Net Income Per Share

	For the Three Months Ended
	March 31,
	(unaudited)
	2016	2015
	(Amounts in thousands, except share
	and per share amounts)
Numerator
Core Net Income	$5,965	$11,767
Add: Income taxes	796	1,499
Pre-Tax Core Net Income	6,761	13,266

Denominator
Class A common stock	5,851,129	6,000,000
Conversion of LLC Units to Class A common stock	23,333,333	23,333,333
Restricted stock units	1,219,431	1,142,604
Pro-Forma Weighted Average Shares Outstanding (1)	30,403,893	30,475,937
Pre-Tax Core Net Income Per Share	$0.22	$0.44
Less: corporate income taxes per share (2)	(0.09)	(0.19)
Core Net Income Per Share	$0.13	$0.25

(1)	The calculation of Pro-Forma Weighted Average Shares Outstanding assumes the conversion by the pre-IPO holders of 23,333,333 Medley LLC units for 23,333,333 shares of Class A common stock at the beginning of each period presented, as well as the vesting of the weighted average number of restricted stock units during each of the periods presented.
(2)	Represents a per share adjustment for income taxes assuming that all of our pre-tax earnings were subject to federal, state and local income taxes. We assumed an effective corporate tax rate of 43.0% for all periods presented.

Exhibit D. Condensed Consolidated Balance Sheets of Medley Management Inc.

	As of
	March 31,	As of
	2016	December 31,
	(unaudited)	2015
	(Amounts in thousands)
Assets
Cash and cash equivalents	$65,381	$71,688
Investments, at fair value	15,505	16,360
Management fees receivable	13,028	16,172
Performance fees receivable	1,944	2,518
Other assets	16,147	13,015
Total assets	$112,005	$119,753

Liabilities and Equity
Loans payable	$100,883	$100,871
Accounts payable, accrued expenses and other liabilities	34,196	34,746
Performance fee compensation payable	1,467	1,823
Total liabilities	136,546	137,440

Redeemable Non-controlling Interest	12,464	-

Equity
Class A Common Stock	58	60
Class B Common Stock	-	-
Additional paid in capital (capital deficit)	271	631
Retained earnings (accumulated deficit)	(1,950)	(730)
Total stockholders' equity (deficit), Medley Management Inc.	(1,621)	(39)
Non-controlling interests in consolidated subsidiaries	(2,052)	(459)
Non-controlling interests in Medley LLC	(33,332)	(17,189)
Total equity (deficit)	(37,005)	(17,687)
Total liabilities, redeemable non-controlling interest and equity	$112,005	$119,753